Exhibit 5.1
OPINION OF BARATTA, BARATTA & AIDALA, LLP

December 1, 2006

VoIP, Inc.
151 So. Wymore Rd., Suite 3000
Altamonte Springs, FL 32714

Re:	VoIP, Inc. (the “Company”) Consulting Agreements Registration Statement on Form S-8

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-8 under the Securities Act of 1933, as amended filed with the Securities and Exchange Commission (“SEC”) by the Company on December 1, 2006. The Registration Statement relates to 2,000,000 shares (the “Shares”) of Common Stock, par value $.001 per share, (the “Common Stock”). The Shares will be issued by the Company in accordance with the Company’s consulting agreements entered into as of November 20, 2006 with Irawan Onggara and Piter Korompis (the “Agreements” or “Plans”).

Please be advised that we have examined originals or copies, certified or otherwise identified, to our satisfaction of the Certificate of Incorporation and By-Laws of the Company, Minutes of Meetings of the Board of Directors and Stockholders of the Company, the Plans, and such other documents, instruments and Certificates of Officers and representatives of the Company and public officials, and we have made such examination of the law, as we have deemed appropriate as the basis for the opinion hereinafter expressed. In making such examination, we have assumed the genuineness of all signatures (including electronic signatures), the authenticity of all documents submitted to us as originals, and the conformity to original documents of those documents submitted to us as certified or photostatic copies.

Based upon the foregoing and having regard for such legal consideration as we deem relevant, and subject to the comments and exceptions noted below, we are of the opinion and so advise you that assuming, and subject to the following, that (i) the Shares granted under the Plans, have been or will be, as the case may be, duly granted in accordance with the terms of the Plans and that the Company has taken all necessary action to authorize and approve the issuance of such Shares pursuant to Plans, (ii) the grant of Shares is in accordance with the provisions of the Agreements, and (iii) fair consideration for the shares of Common Stock issued or to be issued under the Plans is actually received by the Company as provided in the Plans, and such consideration exceeds the par value of such shares and will comply with applicable provisions of the Texas Business Corporation Act and the Texas Constitution regarding the form and amount of consideration for valid issuance of capital stock, then the shares of Common Stock to be issued by the Company pursuant to the Plans have been duly and validly authorized and will be, validly issued, fully paid, and non-assessable.

For the purposes of the opinions expressed above, we have assumed that, at the time of the issuance and delivery of the Shares under the Plans the Company will be validly existing and in good standing under the law of the State of Texas, it will have full power and authority to execute, deliver and perform its obligations under such Plans, and there shall have occurred no change in applicable law (statutory or decisional), rule or regulation or in any other relevant fact or circumstance, that (in any such case) would adversely affect our ability to render at such time an opinion containing the same legal conclusions herein set forth and subject only to such (or fewer) assumptions, limitations and qualifications as are contained herein.

It should be noted that the Company has been advised that it is required to obtain certain written waivers from various investors and note holders that are parties to pre-existing investment, loan and finance agreements in order to register the Shares on Form S-8. The Company has further been informed that is subject to damage claims for violation of those investment loan and finance agreements based upon the Company’s failure to obtain the required written waivers and notify all interested parties prior to the filings of the Form S-8 registration statement.

We are attorneys licensed in New York, and as such, the opinions herein assume that the laws of the State of Texas are identical to those of New York and we express no opinion as to the laws of any other jurisdiction. This opinion is solely for the benefit of the addressee hereof, and, without our prior written consent, may not be quoted in whole or in part or otherwise referred to in any legal opinion, document or other report, and may not be furnished to any person or entity. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm and to our opinion in the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Securities and Exchange Commission. This opinion is delivered as of the date hereof and we disclaim any responsibility to update this opinion at any time following the date hereof.

Very truly yours,

/s/ Baratta, Baratta & Aidala LLP
BARATTA, BARATTA & AIDALA LLP